Exhibit 99.1

                         NATIONAL HOME HEALTH CARE CORP.
                       ANNOUNCES OPERATING RESULTS FOR THE
                   THREE AND NINE MONTHS ENDED APRIL 30, 2004
                        AND UPDATES COMPANY DEVELOPMENTS



Scarsdale, New York, June 14, 2004, National Home Health Care Corp. (National
Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the quarter and nine months ended April 30, 2004.

Net patient revenue for the quarter ended April 30, 2004 was $23,739,000, a decrease of 5.5% from $25,120,000 for the quarter ended April 30, 2003. Net income for the quarter April 30, 2004 was $1,213,000, or $.21 per diluted share, compared to a net income of $1,494,000, or $.26 per diluted share, for the quarter ended April 30, 2003.

Net patient revenue for the nine months ended April 30, 2004 was $71,022,000, a decrease of 2.3% from $72,702,000 for the nine months ended April 30, 2003. Net income for the nine months ended April 30, 2004 was $3,500,000, or $.62 per diluted share, compared to a net income of $4,442,000, or $.77 per diluted share, for the nine months ended April 30, 2003.

The decreases in net patient revenue and net income were primarily attributable to the significant reduction in Medicaid reimbursement rates for certain nursing visits in Connecticut that was effective May 1, 2003.

The Company's Board of Directors has extended its program to repurchase its Common Stock for an additional year. Purchases up to $3,000,000 will be made from time to time in the open market and through privately-negotiated transactions, subject to general market and other conditions. The buyback program will be financed out of existing cash or cash equivalents. The Board of Directors of the Company believes its shares represents an attractive investment for the Company. The extension of the stock repurchase program reflects the Company's strong financial position and management's confidence in the Company's long-term prospects.

Health Acquisition Corp., d/b/a Allen Health Care Services, the Company's New York licensed home health care subsidiary, and District Council 1707, American Federation of State, County and Municipal Employees (AFSCME), concluded negotiations on an initial three-year labor contract that became effective May 1, 2004. This labor contract provides "covered" home health aides with some new benefits, consisting of an immediate wage increase, eligibility for paid time off, increase in minimum hourly base rates, holiday premium pay and representation by the Union in procedures and personnel matters. The Company does not believe that the labor contract will have a material adverse effect on the Company's future results of operations or financial condition.

Effective May 1, 2004, the Connecticut Department of Social Services increased the Medicaid rate for certain nursing visits. The rate for a medication administration visit, defined as administration of oral, intramuscular and/or subcutaneous medication by health care agency/professional, was increased from $52 to $56.50 for full visits and from $26 to $28.25 for subsequent visits. The increase in these rates was made retroactive to July 1, 2003, resulting in an increase in net patient revenue of approximately $739,000 for the period July 1, 2003 through April 30, 2004, all of which was recorded in the results of operations for the three months ended April 30, 2004. The rate change will impact periods following May 1, 2004, and at current levels of operations, the Company estimates that the rate change will result in an increase in net patient revenue of approximately $1,050,000 annually. In May 2003, the rates for these nursing visits were significantly reduced from $85 to $52 per visit. The Connecticut Department of Social Services analyzed the extent of the impact of the previous rate cut and as a result, increased the rates retroactive to July 1, 2003.

Certain matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including but not limited to risks and uncertainties relating to whether the Company can identify, consummate and integrate on favorable terms acquisitions or market penetrations; market acceptance; pricing and demand for the Company's services; changing regulatory environment; changing economic conditions; whether the Company can attract and retain qualified personnel; ability to manage the Company's growth; and other risks detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.

STATEMENT OF OPERATIONS DATA:


                                                  THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                       APRIL 30,                                APRIL 30,
                                                    2004               2003                  2004              2003
                                             ----------------   ----------------      ----------------  ----------------

Revenues                                         $23,739,000       $25,120,000           $71,022,000        $72,702,000

Operating expenses                                21,866,000        22,619,000            65,479,000         65,291,000

Income from operations                             1,873,000         2,501,000             5,543,000          7,411,000

Other income:
   Interest                                           43,000            31,000                99,000            121,000

Income before taxes                                1,916,000         2,532,000             5,642,000          7,532,000

Provision for income taxes                           703,000         1,038,000             2,142,000          3,090,000

Net income                                         1,213,000         1,494,000             3,500,000          4,442,000

Earnings per share - diluted                           $0.21             $0.26                 $0.62              $0.77

Weighted average shares - diluted                  5,677,173         5,758,346             5,683,347          5,767,720



BALANCE SHEET DATA:

                                                          APRIL 30,
                                                   2004               2003
                                             ----------------   ----------------

Cash and cash equivalents                        $18,712,000       $13,260,000

Total current assets                              38,655,000        33,307,000

Total assets                                      52,432,000        47,676,000

 Total current liabilities                         4,455,000         4,911,000

Non-current liabilities                                - - -             - - -

Stockholders' equity                              47,977,000        42,685,000


